Rancher Energy Raises $61 Million in Private Placement

DENVER, CO--December 27, 2006--Rancher Energy Corp. (OTCBB: RNCH.OB--News) ("Rancher Energy" or the "Company") announced that it has raised approximately $61 million in a private placement of its securities. The primary purpose of the private placement is to acquire oil fields in Wyoming’s Powder River Basin. The Company intends to use enhanced oil recovery (EOR) techniques, notably CO2 injection, to recover substantial amounts of oil from these fields. The Company recently announced the signing of a CO2 supply agreement with the Anadarko Petroleum Corporation.

The Company sold an aggregate of 40,694,335 shares of common stock and warrants to purchase an aggregate of 40,694,335 shares of Common Stock. The warrants are exercisable for a five-year period. The warrants will not be exercisable until the Company amends its articles of incorporation to increase its authorized number of shares of common stock. The Company has granted registration rights to investors in the private placement, and the Company will be subject to penalties if certain deadlines are not met.

The securities are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

ABOUT THE COMPANY

Rancher Energy Corp. focuses on the oil & gas sector by specializing in evaluating older, historically productive fields in order to determine their potential for secondary and tertiary recovery. Management plans to determine the economics, and where viable, proceed with development of the assets into producing wells. Current high oil & gas prices alongside advances in technology are expected to make these assets an attractive source of potentially recoverable oil & gas.

Forward-Looking Statements:

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain additional financing to acquire the three properties it has contracted to purchase in the Powder River Basin, obtaining financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the EOR projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

ON BEHALF OF THE BOARD
Rancher Energy Corp.

John Works, President

Contact:

Investor Relations Contact:
Great Northwest Investor Relations Inc.
1-866-375-RNCH (7624)
Visit our website at www.rancherenergy.com